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Exhibit (a)(5)(D)

SHUFFLE MASTER, INC.
1106 Palms Airport Dr.
Las Vegas, NV 89119
www.shufflemaster.com

News Release

FOR FURTHER INFORMATION CONTACT:
Julia Boguslawski	Mark L. Yoseloff, Ph.D., Chairman & CEO
Investor Relations	Coreen Sawdon, CAO & Acting CFO
ph: (702) 897-7150	ph: (702) 897-7150
fax: (702) 270-5161	fax: (702) 270-5161

Shuffle Master, Inc. Announces an Increase in Tender Offer Price for its 1.25% Contingent Convertible Notes and Extends Expiration Date

        Las Vegas—August 11, 2008—Shuffle Master, Inc. (NASDAQ Global Select Market: SHFL) announced today that it has amended the terms of its cash tender offer with respect to its outstanding 1.25% Contingent Convertible Senior Notes Due 2024 (the "Notes"). Under the amended terms of the tender offer, Shuffle Master is offering to purchase any and all of the outstanding Notes at a purchase price, per each $1,000 principal amount of the Notes, equal to $972.50, plus all accrued and unpaid interest up to, but not including, the date of payment for the Notes accepted for payment.

        In addition, Shuffle Master has extended the tender offer. As amended, the tender offer will now expire at 12:00 midnight, New York City time, on August 22, 2008, unless further extended or earlier terminated. Tenders of Notes must be made on or prior to the expiration of the tender offer, and Notes may be withdrawn at any time on or prior to the expiration of the tender offer.

        Full details of the terms and conditions of the tender offer are included in Shuffle Master's Offer to Purchase dated July 14, 2008, as amended. Except as described in this press release, the terms of the tender offer remain the same as set forth in the Offer to Purchase, as amended.

        Deutsche Bank Securities Inc. is the dealer manager for the tender offer. Morrow & Co., LLC is the information agent for the tender offer. For any questions concerning the tender offer or for copies of the documents related to the tender offer contact Morrow & Co., LLC by calling (203) 658-9400 (banks and brokerage firms) or (800) 662-5200 (all others toll free).

        Neither Shuffle Master, nor any member of its Board of Directors, nor the dealer manager nor the information agent is making any recommendation to noteholders as to whether to tender or refrain from tendering their Notes into the tender offer. Noteholders must decide whether they will tender in the tender offer and, if so, how many Notes they will tender.

        THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY OF SHUFFLE MASTER'S NOTES. THE SOLICITATION OF OFFERS TO BUY SHUFFLE MASTER'S NOTES IS ONLY BEING MADE PURSUANT TO THE TENDER OFFER DOCUMENTS, INCLUDING THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL THAT SHUFFLE MASTER IS DISTRIBUTING TO ITS NOTEHOLDERS AND HAS FILED WITH THE

SECURITIES AND EXCHANGE COMMISSION. NOTEHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. NOTEHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY (WHEN AVAILABLE) OF THE OFFER TO PURCHASE AND RELATED DOCUMENTS AT THE SECURITIES AND EXCHANGE COMMISSION'S WEB SITE AT WWW.SEC.GOV. NOTEHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

About Shuffle Master, Inc.

        Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers with improved profitability, productivity and security, as well as popular and cutting-edge gaming entertainment content, through value-add products in four distinct categories: Utility products which includes automatic card shuffler, roulette chip sorters and intelligent table system modules, Proprietary Table Games which include live table game tournaments, Electronic Table Systems which include various e-Table game platforms and Electronic Gaming Machines which include traditional video slot machines for select markets and wireless gaming solutions. The Company is included in the S&P Smallcap 600 Index. Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

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Forward Looking Statements

        This release contains forward-looking statements that are based on management's current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: we may be unable to repurchase our contingent convertible senior notes; our intellectual property or products may be infringed, misappropriated, invalid, or unenforceable, or subject to claims of infringement, invalidity or unenforceability, or insufficient to cover competitors' products; the gaming industry is highly regulated and we must adhere to various regulations and maintain our licenses to continue our operations; the search for and possible transition to a new chief executive officer, and the search for and the transition to a new chief financial officer, could be disruptive to our business or simply unsuccessful; our ability to implement our five-point strategic plan successfully is subject to many factors, some of which are beyond our control; litigation may subject us to significant legal expenses, damages and liability; our products currently in development may not achieve commercial success; we compete in a single industry, and our business would suffer if our products become obsolete or demand for them decreases; any disruption in our manufacturing processes or significant increases in manufacturing costs could adversely affect our business; our gaming operations, particularly our Utility, Proprietary Table Games, Electronic Table Systems and Electronic Gaming Machines, may experience losses due to technical difficulties or fraudulent activities; we operate in a very competitive business environment; we are dependent on the success of our customers and are subject to industry fluctuations; risks that impact our customers may impact us; certain market risks may affect our business, results of operations and prospects; a downturn in general economic conditions or in the gaming industry or a reduction in demand for gaming may adversely affect our results of operations; economic, political and other risks associated with our international sales and operations could adversely affect our operating results; changes in gaming regulations or laws; we are exposed to foreign currency risk; we could face considerable business and financial risk in implementing acquisitions; if our products contain defects, our reputation could be harmed and our results of operations adversely affected; we may be unable to adequately comply with public reporting requirements; our continued compliance with our financial covenants in our revolving credit facility is subject to many factors, some of which are beyond our control; the restrictive covenants in the agreement governing our revolving credit facility may limit our ability to finance future operations or capital needs or engage in other business activities that may be in our interest; our available cash and access to additional capital may be limited by our substantial leverage; and our business is subject to quarterly fluctuation. Additional information on these and other risk factors that could potentially affect the Company's financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company's current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K and registration statement on Form S-1, filed on June 27, 2008, as amended.

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  Exhibit (a)(5)(D)
News Release
Shuffle Master, Inc. Announces an Increase in Tender Offer Price for its 1.25% Contingent Convertible Notes and Extends Expiration Date